Exhibit 99.1

Cybex International Complies With All Nasdaq Listing Standards

MEDWAY, MA – February 28, 2012 – Cybex International Inc. (NASDAQ: CYBI), a leading manufacturer of exercise equipment, announced today that the Nasdaq Stock Market has confirmed that Cybex is now in compliance with all required standards for continued listing on the Nasdaq Global Market.

As previously reported, the Company had failed to comply with several Nasdaq listing standards as a result of a product liability judgment which has since been settled, all of which deficiencies have now been cured.

“Cybex is pleased to report that it is in full compliance with the requisite Nasdaq listing standards well before the stated deadlines and in excess of the minimum requirement amounts,” said John Aglialoro, Cybex Chairman and CEO. “With these achievements now behind us, we look forward to concentrating our efforts on continuing to build the world’s most innovative and respected fitness products and to bringing value to our shareholders, employees and customers.”

Media Contact: David Fouse, 703.938.6430 fouse@pinkstongroup.com

About Cybex

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The Cybex product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Research Institute, Cybex fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Cybex designs and builds its products in the USA for a wide range of facilities, from commercial health clubs to home gyms, in more than 85 countries worldwide. For more information on Cybex and its products, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, economic conditions, and the resolution of litigation involving the Company. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2010, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 14, 2011.

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